CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Amendment No. 2 to Form S-4 (File No. 333-43867) for Wheeling-Pittsburgh Corporation $275 million 9.25% Senior Notes of our report dated February 12, 1998, on our audits of the financial statements of Wheeling- Nisshin, Inc. We also consent to the references to our firm under the caption "Experts."


Coopers & Lybrand L.L.P.


Pittsburgh, Pennsylvania
March 23, 1998